Exhibit 99.1

NEWS RELEASE

For Release:  Immediately

Contact:   Glenn Landau, Chief Financial Officer (706) 624-2025

MOHAWK INDUSTRIES REPORTS Q4 RESULTS

Calhoun, Georgia, February 13, 2020 - Mohawk Industries, Inc. (NYSE: MHK) today announced 2019 fourth quarter net earnings of $265 million and diluted earnings per share (EPS) of $3.68, including a one-time tax benefit of $136 million. Adjusted net earnings were $162 million, and EPS was $2.25, excluding restructuring, acquisition and other charges. Net sales for the fourth quarter of 2019 were $2.4 billion, down 1.0% as reported and 1.7% on a constant currency and days basis. For the fourth quarter of 2018, net sales were $2.45 billion, net earnings were $229 million and EPS was $3.05, adjusted net earnings were $188 million, and EPS was $2.53, excluding restructuring, acquisition and other charges.
For the twelve months ending December 31, 2019, net earnings and EPS were $744 million and $10.30, including the one-time fourth quarter tax benefit. Net earnings excluding restructuring, acquisition and other charges were $725 million and EPS was $10.04. For the year, net sales were approximately $10 billion, flat versus prior year as reported or an increase of 2% on a constant currency and days basis. For the twelve-month period ending December 31, 2018, net sales were approximately $10 billion, net earnings were $862 million and EPS was $11.47; excluding restructuring, acquisition and other charges, net earnings and EPS were $922 million and $12.33.
Commenting on Mohawk Industries’ fourth quarter performance, Jeffrey S. Lorberbaum, Chairman and CEO, stated, “Our fourth quarter results were as we expected, with sales flat to last year and very strong cash generation. Operating and free cash flow for the quarter were $440 million and $300 million, respectively. For the full year, operating and free cash flow were about $1.4 billion and $870 million, respectively. Our leverage is approaching historical lows, which provides us with the flexibility to pursue additional opportunities. Under our stock repurchase program, we bought approximately $23 million in the fourth quarter, for a total of about $375 million since the inception of the buyback program.

“As we anticipated, our businesses remained challenged by soft demand, greater competition and reduced production volume. In the U.S., markets continued to be influenced by the strong dollar, the impact of LVT on other products and positive trends in housing that should be a tailwind. Competition has increased in our global markets, impacting our pricing and mix as we leverage investments in sales and marketing to drive growth. Many countries where we operate are stimulating their economies with lower interest rates to encourage greater consumer spending and economic growth this year. In the near term we still anticipate that most of our markets will have continued pressure in our product categories.
“Throughout the period, we implemented changes to increase sales and reduce costs. We have enhanced our LVT manufacturing in the U.S. and Europe and realigned our U.S. carpet operations. We have decreased our ceramic production and inventories and are taking out wood flooring plants in the U.S. and Europe. We are reducing the complexity of our operations, enhancing processes to reduce costs and increasing automation to improve efficiencies. We continue to improve the productivity and volume of our new LVT, U.S. countertop, Russian sheet vinyl and European carpet tile investments. Our acquisitions in Australia and Brazil are installing state-of-the-art equipment that will expand their product portfolios. We are introducing new design and performance innovations to enhance our market positions and broaden our customer base. To promote both new and existing products, we are making higher levels of sales and marketing investments.
“For the quarter, our Global Ceramic Segment sales were flat as reported and decreased 1.5% on a constant currency and days basis. The segment’s operating margin was 6% as reported, declining year over year primarily due to inflation and lower production rates partially offset by productivity. Most of the segment’s markets faced soft demand and excess industry capacity, that is compressing market prices and margins. Our U.S. ceramic business remained under pressure from LVT taking share and high industry inventories from ceramic purchases ahead of tariffs. To align our own inventory levels, we meaningfully reduced production in our North American ceramic plants, which increased our costs. To improve sales, we are rolling out multiple new products and adding sales representatives and design consultants in major markets. We have begun manufacturing our proprietary new click tile in multiple sizes and designs, and we have already received commitments from major customers. Our quartz countertop sales increased as we ramped up productivity at our new plant. In Mexico, we continued to gain market share by expanding our brands, distribution and product offering with larger sizes, porcelain products and a more comprehensive wall tile collection. In Brazil, we had good sales growth in the period and initiated a new porcelain line to create larger sizes for our premium collections. The southern European economies remain slow, impacting our primary ceramic markets and industry pricing. In Europe, we increased our volume and are expanding our activities in the commercial and outdoor channels. In Russia, we grew our sales in a soft market, and we are starting up additional porcelain production to make super large sizes as well as a new plant to produce coordinated premium sanitary ware.
“During the quarter, our Flooring North America Segment’s sales decreased 4% as reported and 5% on a constant days basis with an operating margin of 3% as reported and 7% excluding restructuring and other charges. Operating income for the segment declined primarily due to lower volume, price and mix. We have executed many initiatives to align the business with the present conditions, including closing three plants, consolidating high cost operations and reducing wood manufacturing. The effects of these actions will increase and flow through inventory with full cost benefit in the third quarter of 2020. In the quarter, our residential carpet sales performed best in the new home construction and multi-family channels. We are leveraging our strengths in design and fiber technology to deliver differentiated new collections in both premium and value carpet categories. To create greater value for our commercial customers and improve our cost, we invested in new design capabilities, proprietary carpet tile backings and material manufacturing. We have increased the production and speeds of our LVT operations, and ongoing initiatives will further improve formulations and throughput. During the period, U.S. tariffs on click LVT were removed, and the market has adjusted pricing to reflect this change. To expand our price points and highlight our unique visuals and features, we are introducing new rigid and flexible LVT collections for both residential and commercial markets. The virus in China is postponing the start-up of some production and could potentially disrupt some LVT service, depending on when product shipments resume. Sales of our water-proof laminate products are expanding, and we anticipate continued growth due to their realistic appearance, durability and ease of installation. To support higher laminate sales, we are upgrading our HDF board production to expand capacity and improve our costs.
“For the quarter, our Flooring Rest of the World Segment’s sales increased 3% as reported and 4% on a constant currency and days basis. The segment’s operating margin was 13% as reported and 14% excluding restructuring and other charges, due to volume growth, reduced start-up cost and lower inflation partially offset by price and mix. Across the segment, our investments in product innovation, cost improvements, acquisitions and new businesses strengthened our results. We are outperforming the European laminate market, and sales of our new Signature collection are ramping up quickly due to an enhanced level of sophistication. We announced the consolidation of wood manufacturing to our facility in Malaysia, which will improve our costs and increase our flexibility to better satisfy our customers. Our LVT sales grew as our manufacturing productivity significantly improved. Our new rigid collections are being well received and our next generation of flexible LVT provides our most realistic wood and stone visuals. Our panels and insulation businesses had good results in a more competitive environment. In Australia and New Zealand, our soft and hard surface sales grew in a difficult environment and we are launching many new carpet collections to enhance our offering.
“Market conditions remain challenging across most of our businesses and geographies. In response, we are adjusting our business strategies, enhancing our product offering and restructuring operations. We are increasing our investments in sales and marketing, expanding our commercial participation and enhancing both our premium and value collections. To broaden our distribution into new channels and geographies, we are bringing many new product innovations and categories to market. Our new LVT, countertop, sheet vinyl and carpet tile plants are improving their productivity as we invest to expand our customer base and sales volume. As our LVT manufacturing capacity grows with higher speeds and efficiencies, we are enhancing design and features and increasing sales of our rigid and flexible offerings. We are limiting the traditional inventory build that we typically do in the first quarter, as we manage our production with market demand. Taking all of this into account, our EPS guidance for the first quarter of 2020 is $1.90 to $2.00, excluding any one-time charges.
“LVT growth in the U.S., exchange rates and excess global capacity continue as headwinds for our businesses. We are executing specific initiatives to adapt to shifting consumer preferences, changing markets and competitive pressures. For the full year of 2020, we expect that our actions to increase sales and distribution, reduce costs and enhance utilization of our new plants will deliver improved year-over-year results, with our performance accelerating during the second half of the year. Our balance sheet should continue to improve with ongoing strong cash generation, and we remain focused on delivering long-term value to our shareholders.”

ABOUT MOHAWK INDUSTRIES

Mohawk Industries is the leading global flooring manufacturer that creates products to enhance residential and commercial spaces around the world. Mohawk’s vertically integrated manufacturing and distribution processes provide competitive advantages in the production of carpet, rugs, ceramic tile, laminate, wood, stone and vinyl flooring. Our industry leading innovation has yielded products and technologies that differentiate our brands in the marketplace and satisfy all remodeling and new construction requirements. Our brands are among the most recognized in the industry and include American Olean, Daltile, Durkan, Eliane, Feltex, Godfrey Hirst, IVC, Karastan, Marazzi, Mohawk, Mohawk Group, Pergo, Quick-Step and Unilin. During the past decade, Mohawk has transformed its business from an American carpet manufacturer into the world’s largest flooring company with operations in Australia, Brazil, Canada, Europe, India, Malaysia, Mexico, New Zealand, Russia and the United States.
Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; inflation and deflation in raw material prices and other input costs; inflation and deflation in consumer markets; energy costs and supply; timing and level of capital expenditures; timing and implementation of price increases for the Company’s products; impairment charges; integration of acquisitions; international operations; introduction of new products; rationalization of operations; taxes and tax reform, product and other claims; litigation; and other risks identified in Mohawk’s SEC reports and public announcements.

Conference call Friday, February 14, 2020, at 11:00 AM Eastern Time
The telephone number is 1-800-603-9255 for US/Canada and 1-706-634-2294 for International/Local. Conference ID # 3678629. A replay will be available until March 14, 2020, by dialing

1-855-859-2056 for US/local calls and 1-404-537-3406 for International/Local calls and entering Conference ID # 3678629.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES
(Unaudited)
Condensed Consolidated Statement of Operations Data	Three Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018

Net sales	$2,424,512	2,448,618	9,970,672	9,983,634
Cost of sales	1,801,705	1,802,228	7,294,629	7,145,564
Gross profit	622,807	646,390	2,676,043	2,838,070
Selling, general and administrative expenses	467,993	433,014	1,848,819	1,742,744
Operating income	154,814	213,376	827,224	1,095,326
Interest expense	10,962	14,411	41,272	38,827
Other (income) expense, net	(9,522)	504	36,407	7,298
Earnings before income taxes	153,374	198,461	749,545	1,049,201
Income tax expense	(111,299)	(31,582)	4,974	184,346
Net earnings including noncontrolling interest	264,673	230,043	744,571	864,855
Net income attributable to noncontrolling interest	6	704	360	3,151
Net earnings attributable to Mohawk Industries, Inc.	$264,667	229,339	744,211	861,704

Basic earnings per share attributable to Mohawk Industries, Inc.
Basic earnings per share attributable to Mohawk Industries, Inc.	$3.69	3.07	10.34	11.53
Weighted-average common shares outstanding - basic	71,640	73,856	71,986	74,413

Diluted earnings per share attributable to Mohawk Industries, Inc.
Diluted earnings per share attributable to Mohawk Industries, Inc.	$3.68	3.05	10.30	11.47
Weighted-average common shares outstanding - diluted	71,954	74,183	72,264	74,773

Other Financial Information
(Amounts in thousands)
Net cash provided by operating activities	$440,675	286,859	1,418,761	1,181,344
Depreciation and amortization	$153,759	139,092	576,452	521,765
Capital expenditures	$139,849	151,161	545,462	794,110

Condensed Consolidated Balance Sheet Data
(Amounts in thousands)
	December 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$134,785	119,050
Receivables, net	1,526,619	1,606,159
Inventories	2,282,328	2,287,615
Prepaid expenses and other current assets	485,725	496,472
Total current assets	4,429,457	4,509,296
Property, plant and equipment, net	4,698,917	4,699,902
Right of use operating lease assets	323,003	—
Goodwill	2,570,027	2,520,966
Intangible assets, net	928,879	961,810
Deferred income taxes and other non-current assets	436,397	407,149
Total assets	$13,386,680	13,099,123
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt and commercial paper	$1,051,498	1,742,373
Accounts payable and accrued expenses	1,559,140	1,523,866
Current operating lease liabilities	101,945	—
Total current liabilities	2,712,583	3,266,239
Long-term debt, less current portion	1,518,388	1,515,601
Non-current operating lease liabilities	228,155	—
Deferred income taxes and other long-term liabilities	801,106	877,224
Total liabilities	5,260,232	5,659,064
Total stockholders' equity	8,126,448	7,440,059
Total liabilities and stockholders' equity	$13,386,680	13,099,123

Segment Information	Three Months Ended		As of or for the Twelve Months Ended
(Amounts in thousands)	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018

Net sales:
Global Ceramic	$858,337	861,238	3,631,142	3,552,856
Flooring NA	936,387	973,680	3,843,714	4,029,148
Flooring ROW	629,788	613,700	2,495,816	2,401,630
Intersegment sales	—	—	—	—
Consolidated net sales	$2,424,512	2,448,618	9,970,672	9,983,634

Operating income (loss):
Global Ceramic	$53,172	76,005	340,058	442,898
Flooring NA	27,011	79,158	167,385	347,937
Flooring ROW	83,036	72,467	359,428	345,801
Corporate and intersegment eliminations	(8,405)	(14,254)	(39,647)	(41,310)
Consolidated operating income	$154,814	213,376	827,224	1,095,326

Assets:
Global Ceramic			$5,419,896	5,194,030
Flooring NA			3,823,654	3,938,639
Flooring ROW			3,925,246	3,666,617
Corporate and intersegment eliminations			217,884	299,837
Consolidated assets			$13,386,680	13,099,123

Reconciliation of Net Earnings Attributable to Mohawk Industries, Inc. to Adjusted Net Earnings Attributable to Mohawk Industries, Inc. and Adjusted Diluted Earnings Per Share Attributable to Mohawk Industries, Inc.
(Amounts in thousands, except per share data)
	Three Months Ended		Twelve Months Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net earnings attributable to Mohawk Industries, Inc.	$264,667	229,339	744,211	861,704
Adjusting items:
Restructuring, acquisition and integration-related and other costs	49,802	20,412	99,679	78,449
Acquisitions purchase accounting, including inventory step-up	222	6,721	3,938	15,359
Acquisition interest expense	—	4,322	—	4322
Deferred loan cost write off	601	—	601	—
Impairment of net investment in a manufacturer and distributor of Ceramic tile in China (1)	(5,226)	—	59,946	—
Release of indemnification asset	603	2,857	(57)	4,606
Income taxes - reversal of uncertain tax position	(603)	(2,857)	56	(4606)
European tax restructuring (2)	(136,194)	—	(136,194)	—
Income taxes	(12,183)	(73,282)	(46,842)	(37,817)
Adjusted net earnings attributable to Mohawk Industries, Inc.	161,689	187,512	725,338	922,017

Adjusted diluted earnings per share attributable to Mohawk Industries, Inc.	$2.25	2.53	10.04	12.33
Weighted-average common shares outstanding - diluted	71,954	74,183	72,264	74,773

(1) In September, the US commerce department imposed a 104% countervailing duty on top of the 25% general tariffs on all ceramic produced in China. As a consequence, ceramic purchases from China will dramatically decline and Mohawk took a $60 million write off to our investment in a Chinese manufacturer and distributor, of which $5 million was recovered in Q4 2019.
(2) The Company implemented select operational, administrative and financial restructurings that centralized certain business processes and intangible assets in various European jurisdictions into a new entity. The restructurings resulted in a current tax liability of $136 million, calculated by measuring the fair value of intangible assets transferred. The Company offset the tax liability with the utilization of $136 million of deferred tax assets from accumulated net operating loss carry forwards. The restructurings also resulted in the Company recording a $136 million deferred tax asset, and a corresponding deferred tax benefit, related to the tax basis of the intangible assets transferred.

Reconciliation of Total Debt to Net Debt
(Amounts in thousands)
December 31, 2019
Current portion of long-term debt and commercial paper	$1,051,498
Long-term debt, less current portion	1,518,388
Less: Cash and cash equivalents	134,785
Net Debt	$2,435,101

Reconciliation of Operating Income to Adjusted EBITDA
(Amounts in thousands)					Trailing Twelve
	Three Months Ended				Months Ended
	March 30, 2019	June 29, 2019	September 28, 2019	December 31, 2019	December 31, 2019
Operating income	$165,330	266,860	240,220	154,814	827,224
Other (expense)/income	3,736	3,048	(52,713)	9,522	(36,407)
Net (income) loss attributable to noncontrolling interest	10	(213)	(151)	(6)	(360)
Depreciation and amortization	137,291	140,482	144,920	153,759	576,452
EBITDA	306,367	410,177	332,276	318,089	1,366,909
Restructuring, acquisition and integration-related and other costs	39,495	8,840	1,542	49,802	99,679
Impairment of net investment in a manufacturer and distributor of Ceramic tile in China	—	—	65,172	(5,226)	59,946
Acquisitions purchase accounting, including inventory step-up	2,552	1,164	—	222	3,938
Release of indemnification asset	—	—	(659)	603	(56)
Adjusted EBITDA	$348,414	420,181	398,331	363,490	1,530,416

Net Debt to Adjusted EBITDA					1.6

Reconciliation of Net Sales to Net Sales on a Constant Exchange Rate and on Constant Shipping Days Excluding Acquisition Volume
(Amounts in thousands)
	Three Months Ended		Twelve Months Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net sales	$2,424,512	2,448,618	9,970,672	9,983,634
Adjustment to net sales on constant shipping days	(36,469)	—	713	—
Adjustment to net sales on a constant exchange rate	18,721	—	178,290	—
Net sales on a constant exchange rate and constant shipping days	2,406,764	2,448,618	10,149,675	9,983,634
Less: impact of acquisition volume	(34,597)	—	(359,949)	—
Net sales on a constant exchange rate and constant shipping days excluding acquisition volume	$2,372,167	2,448,618	9,789,726	9,983,634

Reconciliation of Segment Net Sales to Segment Net Sales on a Constant Exchange Rate and on Constant Shipping Days Excluding Acquisition Volume
(Amounts in thousands)
	Three Months Ended		Twelve Months Ended
Global Ceramic	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net sales	$858,337	861,238	3,631,142	3,552,856
Adjustment to net sales on constant shipping days	(11,889)	—	13,050	—
Adjustment to segment net sales on a constant exchange rate	1,969	—	52,478	—
Segment net sales on a constant exchange rate and constant shipping days	848,417	861,238	3,696,670	3,552,856
Less: impact of acquisition volume	(20,728)	—	(162,087)	—
Segment net sales on a constant exchange rate and constant shipping days excluding acquisition volume	$827,689	861,238	3,534,583	3,552,856

Reconciliation of Segment Net Sales to Segment Net Sales on Constant Shipping Days
(Amounts in thousands)
	Three Months Ended
Flooring NA	December 31, 2019	December 31, 2018
Net sales	$936,387	973,680
Adjustment to net sales on constant shipping days	(14,631)	—
Segment net sales on constant shipping days	$921,756	973,680

Reconciliation of Segment Net Sales to Segment Net Sales on a Constant Exchange Rate and on Constant Shipping Days Excluding Acquisition Volume
(Amounts in thousands)
	Three Months Ended		Twelve Months Ended
Flooring ROW	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net sales	$629,788	613,700	2,495,816	2,401,630
Adjustment to net sales on constant shipping days	(9,948)	—	9,497	—
Adjustment to segment net sales on a constant exchange rate	16,752	—	107,092	—
Segment net sales on a constant exchange rate and constant shipping days	636,592	613,700	2,612,405	2,401,630
Less: impact of acquisition volume	(13,869)	—	(163,265)	—
Segment net sales on a constant exchange rate and constant shipping days excluding acquisition volume	$622,723	613,700	2,449,140	2,401,630

Adjusted gross profit	$630,493	663,313

Reconciliation of Selling, General and Administrative Expenses to Adjusted Selling, General and Administrative Expenses
(Amounts in thousands)
	Three Months Ended
	December 31, 2019	December 31, 2018
Selling, general and administrative expenses	$467,993	433,014
Adjustments to selling, general and administrative expenses:
Restructuring, acquisition and integration-related and other costs	(4,651)	(10,268)
Release of indemnification asset	(2)	—
Adjusted selling, general and administrative expenses	$463,340	422,746

Reconciliation of Operating Income to Adjusted Operating Income
(Amounts in thousands)
	Three Months Ended		Twelve Months Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Operating income	$154,814	213,376	827,224	1,095,326
Adjustments to operating income:
Restructuring, acquisition and integration-related and other costs	49,802	20,613	106,954	78,650
Release of indemnification asset	2	—	247	—
Acquisitions purchase accounting, including inventory step-up	222	6,721	3,938	15,359
Adjusted operating income	$204,840	240,710	938,363	1,189,335

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Three Months Ended
Global Ceramic	December 31, 2019	December 31, 2018
Operating income	$53,172	76,005
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	1,204	4,162
Acquisitions purchase accounting, including inventory step-up	—	6,721
Adjusted segment operating income	$54,376	86,888

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Three Months Ended
Flooring NA	December 31, 2019	December 31, 2018
Operating income	$27,011	79,158
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	42,149	7,159
Adjusted segment operating income	$69,160	86,317

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Three Months Ended
Flooring ROW	December 31, 2019	December 31, 2018
Operating income	$83,036	72,467
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	6,235	5,949
Acquisitions purchase accounting, including inventory step-up	222	—
Adjusted segment operating income	$89,493	78,416

Reconciliation of Earnings Including Noncontrolling Interests Before Income Taxes to Adjusted Earnings Including Noncontrolling Interests Before Income Taxes
(Amounts in thousands)
	Three Months Ended		Twelve Months Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Earnings before income taxes	$153,374	198,461	749,545	1,049,201
Noncontrolling interests	(6)	(704)	(360)	(3,151)
Adjustments to earnings including noncontrolling interests before income taxes:
Restructuring, acquisition and integration-related and other costs	49,802	20,412	99,679	78,449
Acquisitions purchase accounting, including inventory step-up	222	6,721	3,938	15,359
Impairment of net investment in a manufacturer and distributor of Ceramic tile in China	(5,226)	—	59,946	—
Release of indemnification asset	603	2,857	(57)	4,606
Acquisition interest expense	—	4,322	—	4,322
Deferred loan cost write off	601	—	601	—
Adjusted earnings including noncontrolling interests before income taxes	$199,370	232,069	913,292	1,148,786

Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
(Amounts in thousands)
	Three Months Ended		Twelve Months Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Income tax expense	$(111,299)	(31,582)	4,974	184,346
European tax restructuring	136,194	—	136,194	—
Income taxes - reversal of uncertain tax position	603	2,857	(56)	4,606
Income tax effect of adjusting items	12,183	73,282	46,842	37,817
Adjusted income tax expense	$37,681	44,557	187,954	226,769

Adjusted income tax rate	18.9%	19.2%	20.6%	19.7%

The Company supplements its condensed consolidated financial statements, which are prepared and presented in accordance with US GAAP, with certain non-GAAP financial measures. As required by the Securities and Exchange Commission rules, the tables above present a reconciliation of the Company’s non-GAAP financial measures to the most directly comparable US GAAP measure. Each of the non-GAAP measures set forth above should be considered in addition to the comparable US GAAP measure, and may not be comparable to similarly titled measures reported by other companies.  The Company believes these non-GAAP measures, when reconciled to the corresponding US GAAP measure, help its investors as follows: Non-GAAP revenue measures that assist in identifying growth trends and in comparisons of revenue with prior and future periods and non-GAAP profitability measures that assist in understanding the long-term profitability trends of the Company's business and in comparisons of its profits with prior and future periods.
The Company excludes certain items from its non-GAAP revenue measures because these items can vary dramatically between periods and can obscure underlying business trends. Items excluded from the Company’s non-GAAP revenue measures include: foreign currency transactions and translation and the impact of acquisitions.
The Company excludes certain items from its non-GAAP profitability measures because these items may not be indicative of, or are unrelated to, the Company’s core operating performance. Items excluded from the Company’s non-GAAP profitability measures include: restructuring, acquisition and integration-related and other costs, acquisition purchase accounting, including inventory step-up, release of indemnification assets and the reversal of uncertain tax positions.